Private and Confidential

Securities and Exchange Commission	January 21, 2008
100 F Street, N.E.
Washington, D.C. 20549-7561	Our ref: 38846/rh0907/2101

Dear Sirs,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 16, 2008, to be filed by our former client, Forlink Software Corporation, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ BDO McCabe Lo Limited

BDO McCabe Lo Limited

cc:	Mr. Yi He and Mr. Hongkeung Lam
Forlink Software Corporation, Inc.
9/F Shenzhou Mansion
Zhong Guan Cun South Street No. 31
Haidian District
100081 Beijing
China